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                                                                   EXHIBIT 10.1

                         AMENDED EMPLOYMENT AGREEMENT

    This AMENDED EMPLOYMENT AGREEMENT ("Amendment"), is hereby made and entered into this 25th day of August, 1999, by and between John C. Homan, an individual residing at 260 East Flamingo Street, #423, Las Vegas, Nevada 89109 ("Employee"), and TrueVision International, Inc., a Delaware corporation with its executive office located at 1720 Louisiana Boulevard, Suite 102, Albuquerque, New Mexico, 87110, formerly known as Topform, Inc. ("TrueVision").

                            W I T N E S S E T H:

    WHEREAS, the Employee and TrueVision previously entered into a certain written employment agreement dated September 7, 1998 whereby the Employee agreed to become employed by TrueVision as the President and Chief Executive Officer of the company; and

    WHEREAS, the parties hereto have, as of this date, agreed to amend certain terms and conditions of the September 7, 1998 employment agreement, and to otherwise continue with the other terms and conditions of the September 7, 1998 employment agreement; and

    WHEREAS, both parties hereto agree that it is now in their best interests and that of the shareholders of TrueVision to provide for the following amended terms of employment for the Employee.

    NOW THEREFORE, in consideration of the premises, of the mutual covenants herein contained, for the consideration recited in the original September 7, 1998 employment agreement between these parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the September 7, 1998 employment agreement as follows:

    1. TERMS OF COMPENSATION. Paragraph 3(a) and 3(b) of the September 7, 1998 employment agreement between these parties shall be and the same is hereby amended, as of the date hereof, to be as follows:

    "(a) As compensation for the services to be rendered by Employee during the term hereof and any renewal term, Employer shall pay to Employee and Employee shall accept a salary of $108,000 per annum for the first year of the term payable in accordance with Employer's payroll practices ("Base Salary"). Base salary of Employee shall be the greater of 125% of the prior year's Base Salary or 75% of the prior year's total compensation, which ever is greater (the "Increased Amount"), after the expiration of each year from the date hereof.

     (b) Employee shall be entitled to such stock, stock option and cash bonuses based upon the completion of various performance milestones and objectives as determined and established by the TrueVision Board of Directors from time to time, and shall receive


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such stock, option grants, or cash bonuses within the Board's discretion."

    2. AFFIRMATION OF EMPLOYMENT TERMS. Except as specifically modified by this Amendment, the parties re-affirm the terms and conditions of the September 7, 1998 employment agreement entered into by these parties as of the date thereof.

    IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the date first above written.


Employee:

/s/ John C. Homan
--------------------
John C. Homan

TrueVision International, Inc.


By: /s/ Frank J. Seifert
    ------------------------
    Frank J. Seifert, Executive
    Vice-President


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